EXHIBIT 10.4

STATE OF FLORIDA
OFFICE OF THE GOVERNOR
GRANT FUND AGREEMENT

AGREEMENT

THIS AGREEMENT (OT09-152) is made and entered into this 30 day of June, 2009, by and between the State of Florida, Executive Office of the Governor’s Office of Tourism, Trade, and Economic Development, hereinafter referred to as “OTTED,” and Wyndcrest DD Florida, Inc., hereinafter referred to as the “Grant Fund Awardee”.

OTTED has determined that the Grant Fund Awardee has met all of the requirements necessary to receive a Grant Fund, and

Documents evidencing the operating plan for the creation of jobs and economic development are attached hereto and incorporated as an integral part of this agreement, and will be referred to as “Exhibit A.”

This Agreement is neither a general obligation of the State of Florida, nor is it backed by the full faith and credit of the State of Florida. Payment of Grant Fund Awards are conditioned on and subject to specific annual appropriations by the Florida Legislature of funds sufficient to pay amounts authorized, and

In consideration for the mutual promises and agreements contained herein, and other valuable and good consideration, OTTED and the Grant Fund Awardee agree as follow:

1.0 PARTIES: The parties and their respective addresses for purposes of this Agreement are as follows:

State of Florida
Office of the Governor
Office of Tourism, Trade, and Economic Development
The Capitol, Suite 2001
Tallahassee, Florida 32399-0001
Fax Number: (850) 487-3014

Wyndcrest DD Florida, Inc.
11450 S.E. Dixie Highway, Suite 500
Hobe Sound, Florida 33455
Fax Number: (772) 545-9065

2.0 ADMINISTRATORS:

The State’s Grant Fund Award Agreement administrator is:

  Timothy E. Proctor. Chief Analyst                                                                                                              .

The Grant Fund Awardee Agreement administrator is:

  Jonathan Teaford, President and CFO                                                                                                          .

All approvals and notifications referenced in this Agreement must be obtained in writing from the parties’ agreement administrators or their duly authorized designees.

3.0 TERM: The term of this Agreement shall commence upon the date of execution of this Agreement, and continue through June 30, 2019 for all terms except for the record-keeping and audit-related obligations (Paragraphs 7.0(f) and 19.0) of the Grant Fund Awardee (which shall continue until June 30, 2024), unless terminated prior to that time as provided for in this Agreement.

4.0 GRANT FUND AWARDEE DESCRIPTION:

(a) The Grant Fund Awardee is or will be an operating unit of Wyndcrest DD Florida, Inc.. It is identified for unemployment compensation purposes under the unit name of Wyndcrest DD Florida. Inc.; account number,    0029073260   .

(b) The Grant Fund Awardee understands and agrees that the requirements in Paragraphs 7.0, 9.0, 10.0 and 19.0 of this Agreement pertain only to the project described in Paragraph 5.0(a) of this Agreement for the business unit described in Paragraph 4.0(a) of this Agreement.

5.0 PROJECT DESCRIPTION AND AWARD CONDITIONS:

(a) This project will include the location of the Grant Fund Awardee’s digital production studio in the City of Port Saint Lucie, Saint Lucie County of Florida,

(b) The “Award Conditions” for the payment of $20,000,000 (herein referred to as the “Grant Fund Award”) to be released and placed in trust with the State Board of Administration, shall be met when the following have occurred:

(1) Execution of the Grant Fund Agreement prior to June 30, 2009; and

(2) Final County selection prior to June 26, 2009 at noon, E.D.T.; Conditions (b)(1) and (2) must be met prior to June 30, 2009 prior to release of the disbursement of the payment to the trust account.

(c) The “Award Conditions” for the release of the first payment of $7,000,000 from the trust account to the Grant Fund Awardee shall be met when the following have occurred:

(1) Demonstration of local support in the form of a local resolution from the City of Port Saint Lucie, Saint Lucie County in Florida stating that they are in support of the project;

(2) Site agreement, lease or similar document for the land to construct or occupy a facility suitable for not less than 500 people;

(3) Demonstration of recruitment and hiring activities for executive management positions; and

(4) Public announcement of the project’s intention to locate in the City of Port Saint Lucie, Saint Lucie County in Florida.

Supporting documentation shall be submitted to OTTED for verification of the aforementioned conditions. Verification must be complete to OTTED’s satisfaction prior to the disbursement of the payment and verification shall not be unreasonably withheld. To receive payment, conditions (1), (2), and (3) are to be met no later than September 30, 2009; however, this date may be extended to December 31, 2009, with the express written approval of OTTED, which approval will not be unreasonably withheld.

(d) The “Award Conditions” for the release of the second payment of $5,000,000 from the trust account to the Grant Fund Awardee shall be met when the following have occurred:

(1) Closure on Site agreement, lease or similar document for the land to construction or occupy a facility suitable for not less than 500 people in the City of Port Saint Lucie, Saint Lucie County in Florida;

(2) Commencement of vertical construction of the facility in addition to Capital Investment of at least $5 million;

(3) Continued demonstration of recruitment and hiring activities; and

(4) Established executive management team.

Supporting documentation shall be submitted to OTTED for verification of the aforementioned conditions. Verification must be complete to OTTED’s satisfaction prior to the disbursement of the payment and verification shall not be unreasonably withheld. To receive payment, conditions are expected to be met by February 28, 2010; however, this date may be extended to no later than April 30, 2010, with the express written approval of OTTED, which approval will not be unreasonably withheld.

(e) The “Award Conditions” for the release of the third payment of $4,000,000 from the trust account to the Grant Fund Awardee shall be met when the following have occurred:

(1) Creation of at least 100 net new full-time equivalent jobs in the the City of Port Saint Lucie, Saint Lucie County in Florida;

(2) The average annual wage of project jobs specified in Paragraph 5.0(e)(1) above will be at least $64,233, excluding benefits;

(3) A total Qualified Investment of at least $15 million in the City of Port Saint Lucie, Saint Lucie County in Florida by the Grant Fund Awardee; and

(4) Occupancy of a facility suitable for not less than 500 people in the City of Port Saint Lucie, Saint Lucie County in Florida.

Supporting documentation shall be submitted to OTTED for verification of the aforementioned conditions. Verification must be complete to OTTED’s satisfaction prior to the disbursement of the payment and verification shall not be unreasonably withheld. To receive payment, conditions are expected to be met by December 31, 2012.

(f) The “Award Conditions” for the release of the fourth payment of $4,000,000 from the trust account to the Grant Fund Awardee shall be met when the following have occurred:

(1) Creation of at least 200 net new full-time equivalent jobs in the City of Port Saint Lucie, Saint Lucie County in Florida;

(2) The average annual wage of project jobs specified in Paragraph 5.0(f)(1) above will be at least $64,233, excluding benefits;

(3) An aggregate Qualified Investment of at least $25 million in the City of Port Saint Lucie, Saint Lucie County in Florida by the Grant Fund Awardee; and

Supporting documentation shall be submitted to OTTED for verification of the aforementioned conditions. Verification must be complete to OTTED’s satisfaction prior to the disbursement of the payment and verification shall not be unreasonably withheld. To receive payment, conditions are expected to be met by December 31, 2013.

(g) In order to remain qualified for the Grant Fund Award payment authorized in this Agreement and to avoid sanctions, the Grant Fund Awardee must meet the conditions below:

(1) Creation of at least 500 new jobs in accordance with the project’s QTI Tax Refund schedule fully implemented by December 31, 2014 (These jobs will be phased in with the first phase consisting of the creation of 7 net new full-time equivalent jobs fully implemented by December 31, 2009; the second phase will consist of an additional 54 jobs for a cumulative total of 61 net new full-time equivalent jobs fully implemented by December 31, 2010; the third phase will consist of an additional 40 jobs for a cumulative total of 101 net new full-time equivalent jobs, fully implemented by December 31, 2011; the fourth phase will consist of an additional 47 jobs for a cumulative total of 148 net new full-time equivalent jobs, to be implemented by December 31, 2012; the fifth will consist of an additional 110 jobs for a cumulative total of 258 net new full-time equivalent jobs, to be fully implemented by December 31, 2013; and the sixth and final phase will consist of an additional 242 jobs for a cumulative total of 500 net new full-time equivalent jobs, to be fully implemented by December 31, 2014.);

(2) The Base Period for this project’s jobs will be the twelve full months prior to July 1, 2009 and will consist of 3 full-time equivalent employees;

(3) The average annual wage of project jobs specified in Paragraph 5.0(g)(1) above will be at least $64,233, excluding benefits;

(4) The Grant Fund Awardee and its subsidiaries, in conjunction with the developer of the Tradition Development in the City of Port Saint Lucie, Saint Lucie County in Florida must invest, as verified by OTTED, a total Qualified Investment (defined below) of at least $50,000,000 in the new facility by December 31, 2014. A Qualified Investment shall include the cumulative sum of the following investments: the sum of all hard and soft costs incurred in the construction of improvements to the real property as would be included in the basis of such property for federal income tax purposes; the purchase price of furniture, fixtures and equipment that are purchased; the asset value of furniture, fixtures and equipment subject to capital leases, as defined by GAAP, the net present value of lease payments for furniture, fixtures and equipment subject to an operating lease, as defined by GAAP; the cost of capitalized expenditures, as determined by GAAP, and the appraised value of real and personal property that is acquired, including, but not limited to, land on which the project facility is to be constructed or leased. Documentation of this investment, to include financial documents from the developer of the Tradition Development in the City of Port Saint Lucie, Saint Lucie County in Florida must be presented to OTTED or its agent by January 31, 2015. Any assests constituting the required Qualified Investment, must be maintained at the county facility for an additional four (4) years until at least December 31, 2018.

(h) The Grant Fund Awardee may make a one-time election to extend the job creation and investment schedule by one year. This election must be communicated to OTTED, and approved by OTTED, in writing. Exercising this option shall result in a one-year extension of the term of the performance requirements and sanctions.

6.0 NOTICES: All notices pertaining to this Agreement are in effect upon receipt by OTTED, shall be in writing and shall be transmitted either by personal hand delivery; United States Post Office, return receipt requested; or, overnight express mail delivery. E-mail and facsimile transmission may be used if the notice is also transmitted by one of the preceding forms of delivery. The addresses set forth above for the respective Parties shall be the places where notices shall be sent, unless prior written notice of change of address is given.

7.0 DUTIES OF THE GRANT FUND AWARDEE: The Grant Fund Awardee agrees that to qualify and remain qualified for the Grant Fund Award payment authorized herein, the Grant Fund Awardee must:

(a) Undertake the project and meet all of the Award Conditions as specified in Paragraphs 5.0(b), 5.0(c), 5.0(d), 5.0(e) and 5.0(f) of this Agreement.

(b) Submit its request for the Grant Fund Award payment authorized in Section 9.0 of this Agreement in a letter format and clearly state that it certifies each of the relevant specific requirements in Paragraphs 5.0(b), 5.0(c), 5.0 (d), 5.0(e) and 5.0(f) of this Agreement have been met, and provide supporting documentation reasonably acceptable to OTTED.

(c) Submit annual certification of its employment and annual average wage payment using a Qualified Target Industry Tax Refund (QTI) Claim application or alternate equivalent documentation acceptable to OTTED, every State of Florida fiscal year by January 31 of said year. The QTI claim application or alternate equivalent documentation must be submitted annually through January 31, 2019.

(d) Certify and submit documentation that at least 80 percent of the total investment specified in Paragraph 5.0(g)(4) has been made in the facility in the City of Port Saint Lucie, Saint Lucie County in Florida as of December 31, 2014, and continues to be located in the City of Port Saint Lucie, Saint Lucie County in Florida as of December 31, 2019.

(e) Notify OTTED in writing of any material developments that impact the implementation or operation of this Agreement or the project that this Agreement covers. Such material developments will include, but not be limited to: announcements with regard to the project, cancellation of the project, or change in ownership of the Grant Fund Awardee.

(f) Maintain personnel and financial records and reports related to the jobs, wages, and cumulative investment that are the subject of this Agreement and submit reports to OTTED as requested.

8.0 LIABILITY AND INDEMNIFICATION: OTTED will not assume any liability for the acts, omissions to act, or negligence of the Grant Fund Awardee, its agents, servants, or employees; nor will the Grant Fund Awardee exclude liability for its own acts, omissions to act, or negligence to OTTED.

To the extent permitted by law, the Grant Fund Awardee agrees to indemnify and hold OTTED harmless from and against any and all claims or demands for damages resulting from personal injury, including death or damage to property, arising out of any activities performed under this Agreement and will investigate all claims at its own expense. However, neither OTTED nor any agency or subdivision of the State of Florida waives any defense of sovereign immunity or increases the limits of its liability upon entering into this contractual relationship.

9.0 DUTIES OF OTTED: OTTED agrees that the Grant Fund Awardee will be eligible to receive a total amount of TWENTY MILLION DOLLARS ($20,000,000) from the Grant Fund contingent upon meeting the requirements established in Paragraphs 5.0(b), 5.0(c), 5.0(d), 5.0(e) and 5.0(f) of this Agreement. Each payment will be paid within 30 days of verification by OTTED, or OTTED’s designee, that the Grant Fund Awardee has met the conditions in relevant specific requirements in Paragraphs 5.0(b), 5.0(c), 53.0(d), 5.0(e) and 5.0(f) of this Agreement, for the project specified in Paragraph 5.0(a) of this Agreement.

10.0 TERMINATION AND SANCTIONS:

(a) This Agreement may be terminated by OTTED upon failure of the Grant Fund Awardee to comply to OTTED’s reasonable satisfaction with any term or condition of this Agreement or a decision by the Grant Fund Awardee either not to proceed with the project defined in Paragraph 5.0(a) of this Agreement or to proceed with that project in a location outside of the specified County in Florida. This provision shall not apply if such decision is made as the result of the City of Port Saint Lucie and Saint Lucie County in Florida withdrawing their support. Written documentation of this decision should be provided to OTTED by the City of Port Saint Lucie and Saint Lucie County.

(b) A termination will result in the loss of eligibility for receipt of the Grant Fund Award payment previously authorized. If the Grant Fund Award has been paid, the Grant Fund Awardee may be required to repay the grant amount and a penalty, as outlined below in (d), (e), (f), (g), and (h) of this section.

(c) Notwithstanding Paragraphs (a) and (b) above, in the event that OTTED fails to pay the Grant Fund Awardee a Grant Fund Award payment, to which the Grant Fund Awardee is entitled under this Agreement the Grant Fund Awardee has the right to seek all remedies available by law, or has the right to mediation or arbitration, if agreed to by the parties.

(d) In any year in which the actual number of jobs for a job creation or maintenance phase scheduled in Paragraph 5.0(f)(1) of this agreement falls below 80 percent of the number of jobs so scheduled, the Grant Fund Awardee shall repay an amount equal to one-fifth of the Grant Fund Award payment plus interest, as determined in Paragraph 10.0(h), on the amount repaid.

(e) If in any year the actual number of jobs is at least 80 percent of the jobs scheduled in Paragraph 5.0(f)(1) of this Agreement, but less than the required number of jobs, the Grant Fund Awardee shall repay a pro rated share of one-fifth of the Grant Fund Award payment plus interest, as determined in Paragraph 10.0(h), on the amount repaid.

(f) In any year the average wage falls below the average wage agreed to in Paragraph 5.0(f)(3) of this Agreement, the Grant Fund Awardee shall repay one-fifth of the Grant Fund Award plus interest, as determined in Paragraph 10.0(h), on the amount repaid.

(g) If the Qualified Investment for the project specified in Paragraph 5.0(a) of this Agreement has not reached 80 percent of the Qualified Investment scheduled in Paragraph 5.0(f)(4) of this Agreement by the date specified in Paragraph 5.0(f)(4) of this Agreement, the Grant Fund Awardee shall repay a prorated share of the Grant Fund Award payment plus interest, as determined in Paragraph 10.0(h), on the amount repaid.

(h) The interest rate shall be determined by the average interest rate received by the State on mid-term investments at the time payment is due.

(i) In no year shall the amount required to be repaid exceed the larger of the individual amounts determined in Paragraphs 10.0(d), (e), (f), or (g), and total cumulative payments shall never exceed the value of the total award plus interest as determined in Paragraph 10.0.

(j) Any required repayment, interest and/or penalty, is due to OTTED within sixty (60) days of receipt of written notice from OTTED.

(k) OTTED, or its designated agent, may conduct on site visits of the project facility during business hours to verify the Grant Fund Awardee’s investment, employment and wage records provided that reasonable notice is given.

11.0 INDEPENDENT CAPACITY OF THE GRANT FUND AWARDEE: The parties agree that the Grant Fund Awardee, its officers, agents, and employees, in performance of this Agreement, will act in the capacity of an independent contractor and not as an officer, employee, or agent of the State. The Grant Fund Awardee is not entitled to accrue any benefits of State employment, including retirement benefits and any other rights or privileges connected with employment. The Grant Fund Awardee agrees to take such steps as may be necessary to ensure that each subcontractor of the Grant Fund Awardee will be deemed to be an independent contractor and will not be considered or permitted to be an agent of the State.

The Grant Fund Awardee has no authority to, and shall not pledge the State’s credit or make OTTED a guarantor of payment or surety for any contract, debt, obligation, judgment lien, or any form of indebtedness.

12.0 LEGAL REQUIREMENTS:

(a) This Agreement is executed and entered into in the State of Florida, and will be construed, performed, and enforced in all respects in strict conformity with local, state, and federal laws, rules, and regulations. Each party will perform its obligations in accordance with the terms and conditions of this Agreement. Any and all litigation arising under this Agreement shall be brought in the appropriate court in Leon County, Florida, applying Florida law.

(b) If any term or provision of this Agreement is found to be illegal and unenforceable, the remainder of this Agreement will remain in full force and effect and such term or provision will be deemed stricken.

13.0 PUBLIC ENTITY CRIMES: The Grant Fund Awardee affirms that it is aware of the provisions of Section 287.133(2)(a), Florida Statutes, and that at no time has the Grant Fund Awardee been convicted of a Public Entity Crime. The Grant Fund Awardee agrees that it shall not violate such law and further acknowledges and agrees that any conviction during the term of this Agreement may result in the termination of this Agreement.

14.0 UNAUTHORIZED ALIENS: OTTED will consider the employment of unauthorized aliens, by any contractor or subcontractor, as described by Section 274A(e) of the Immigration and Nationalization Act, cause for termination of this Agreement.

15.0 NON-DISCRIMINATION: The Grant Fund Awardee will not discriminate against any employee employed in the performance of this Agreement, or against any applicant for employment because of age, ethnicity, race, religious belief, disability, national origin, or sex. The Grant Fund Awardee shall provide a harassment-free workplace, with any allegation of harassment given priority attention and action by management. The Grant Fund Awardee shall insert a similar provision in all subcontracts for services by this Agreement.

The Grant Fund Awardee affirms that it is aware of the provisions of Section 287.134(2)(a), Florida Statutes, and that at no time has the Grant Fund Awardee been placed on the Discriminatory Vendor List. The Grant Fund Awardee further agrees that it shall not violate such law and acknowledges and agrees that placement on the list during the term of this Agreement may result in the termination of this Agreement,

16.0 ATTORNEY FEES: Unless authorized by law and agreed to in writing by OTTED and the Grant Fund Awardee, neither party will be liable to pay attorney fees, interest, or cost of collection.

17.0 TRAVEL: There shall be no reimbursement of travel expenses exceeding the all-inclusive funds allocated in this Grant Fund Agreement.

18.0 PRESERVATION OF REMEDIES: No delay or omission to exercise any right, power, or remedy accruing to either party upon breach or default by either party under this Agreement, will impair any such right, power or remedy of either party; nor will such delay or omission be construed as a waiver of any breach or default or any similar breach or default.

19.0 ACCOUNTING AND AUDITS: The Grant Fund Awardee agrees:

(a) To maintain books, records, documents and other evidence according to generally accepted accounting principles, procedures, and practices that sufficiently and properly reflect all costs of any nature expended in the performance of this Agreement, and retain said copies for a period of five (5) years after termination of the conclusion of this Agreement (June 30, 2024). If any litigation, claim, negotiation, audit or other action involving the records has been started before the expiration of the five (5) years, the records shall be retained until completion of the action and resolution of all issues which arise from it.

(b) To make the books, records, documents and other evidence available for inspection, review, or audit by state personnel of the Office of the Auditor General, Department of Financial Services, or other state personnel authorized by OTTED. Copies of the reporting package required by this agreement shall be submitted by or on behalf of the recipient to OTTED and the State of Florida Auditor General.

(c) To include the aforementioned audit and record keeping requirements and the provisions contained in “Exhibit B” in contracts and sub-contracts entered into by the Grant Fund Awardee with any party for work required in the performance of this Agreement.

20.0 PUBLIC RECORDS: The Grant Fund Awardee must allow public access to all public records made or received by the Grant Fund Awardee in conjunction with the Grant Fund Award payment subject to the provisions of Chapter 119, Florida Statutes, except materials that relate to methods of manufacture or production, potential trade secrets, potentially patentable material, actual trade secrets, business transactions, financial and proprietary information, and agreements or proposals to receive funding that are received, generated, ascertained, or discovered by OTTED, as exempted in Section 288.9520, Florida Statutes, or as exempted under Sections 288.075, Florida Statutes. Refusal of the Grant Fund Awardee to allow access to records as provided in this Agreement shall constitute grounds for unilateral cancellation of this Agreement.

The Grant Fund Awardee must make publicly available, upon request, the following information: the name of the business, the amount of the Grant Fund Award payment, the number of actual new full-time equivalent jobs created, and the amount of capital investment completed.

21.0 LOBBYING: Payments obtained under this Agreement may not be used for the purpose of lobbying the Legislature, the judicial branch, or a state agency, pursuant to Section 216.347, Florida Statutes.

22.0 NON-ASSIGNMENT: Neither party may assign, sublicense, nor otherwise transfer its rights, duties, or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Any assignment, sublicense, or transfer occurring will be null and void; provided, however that OTTED will at all times be entitled to assign or transfer its rights, duties, or obligations under this Agreement to another governmental agency in the State of Florida, upon giving prior written notice to the Grant Fund Awardee. In the event that OTTED approves transfer of the Grant Fund Awardee’s obligations, the Grant Fund Awardee remains responsible for all work performed and all expenses incurred in connection with this Agreement.

23.0 ENTIRE AGREEMENT: This instrument embodies the entire agreement of the parties. There are no provisions, terms, condition, or obligations other than those contained in this agreement; and this agreement supersedes all previous communication, representation, or agreement, either verbal or written, between the parties. No amendment will be effective unless reduced to writing and signed by an authorized officer of the Grant Fund Awardee and the authorized agent of OTTED.

DUPLICATE ORIGINALS: This Agreement is executed in duplicate originals.

In Witness whereof, OTTED and the Grant Fund Awardee have caused this agreement to be executed and delivered by their duly authorized representatives.

STATE OF FLORIDA OFFICE OF TOURISM, TRADE, AND ECONOMIC DEVELOPMENT		WYNDCREST DD FLORIDA, INC.

	6/30/09		6/27/09
AUTHORIZED SIGNATURE	Date	AUTHORIZED SIGNATURE	Date

TITLE:	Dep. Director	TITLE:	President & CFO

WITNESSES:		WITNESSES:

List of Exhibits:

Exhibit A:	Documents evidencing the operating plan for the creation of jobs and economic development

Exhibit B:	Special Audit Requirements

Exhibit C:	Criteria for Measurement of Achievement of Terms for New Full-time Equivalent Jobs and Average Annual Wage (where applicable)